Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letter dated March 12, 2013, included in the Annual Report on Form 10-K of Emerald Oil, Inc. for the fiscal year ended December 31, 2012, as well as in the notes to the financial statements included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III
	By:	C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
March 12, 2013